Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
OPLINK COMMUNICATIONS, INC.
OPLINK ACQUISITION CORPORATION
and
OPTICAL COMMUNICATION PRODUCTS, INC.
Dated as of June 19, 2007

TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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INDEX OF EXHIBITS
EXHIBIT A     Bylaw Amendment

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 19, 2007 (the “Agreement”), by and among Oplink Communications, Inc., a Delaware corporation (“Parent”), Oplink Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Optical Communication Products, Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company (upon the unanimous recommendation of a special committee of disinterested directors of the Company (the “Special Committee”)) have each determined that it is in the best interests of their respective stockholders for Parent to acquire the outstanding shares of capital stock of the Company that it does not already own upon the terms and subject to the conditions set forth herein.
     WHEREAS, the Board of Directors of the Company (the “Board”), upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Agreement and the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the Merger, and (iii) determined to recommend that the stockholders of the Company adopt this Agreement.
     WHEREAS, the Board of Directors of Parent and Merger Sub have (i) determined that the Merger is advisable and fair to, and in the best interest of, Parent and its stockholders, and (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the Merger.
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article V (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving

Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.
          (a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “Optical Communication Products, Inc.”
          (b) Bylaws. As of the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “Optical Communication Products, Inc.”
     1.5 Directors and Officers of Surviving Corporation.
          (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.
          (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:
          (a) Conversion of Shares. Each share of Class A common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in an amount equal to $1.65 per share, without interest (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration, the “Merger Consideration”).
          (b) Cancellation of Treasury and Parent-Owned Shares. All Company Common Stock and Class B common stock, par value $0.001 per share, of the Company (“Class B Common Stock” and together with the Company Common Stock, the “Common Shares”) held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent or, with respect to Class B Common Stock, held or owned by any other person immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
          (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d) Company Stock Options.
               (i) Subject to Section 1.6(d)(ii), at the Effective Time, all rights with respect to each option to purchase Company Common Stock that was granted under the Company Stock Option Plan (as defined in Section 4.9(a); each a “Company Stock Option”) then outstanding, whether vested or unvested, shall be converted into and become rights with respect to Parent Common Stock and Parent shall assume each such Company Stock Option (as so assumed, an “Assumed Option”). From and after the Effective Time, each Assumed Option shall continue to be subject to the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time in accordance with the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced, except that (i) each reference in such plan and agreement to the Company shall be deemed to refer to Parent, (ii) each Assumed Option may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to each Assumed Option shall be equal to the number of shares of Company Common Stock remaining unexercised under and subject to such Company Stock Option immediately prior to the Effective Time multiplied by the result obtained by dividing (A) $1.65 by (B) the average of the closing price of a share of common stock of Parent on the NASDAQ Global Market (“NASDAQ”) for the five (5) trading days ending two business days prior to the Closing Date (the “Option Exchange Ratio”), as it may be adjusted to reflect any reclassification, stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to common stock, $0.001 par value per share, of Parent (“Parent Common Stock”) or Company Common Stock occurring (or for which the record date is established) after the date of this Agreement and prior to the Effective Time, rounding down to the nearest whole share, (iv) the per share exercise price under each Assumed Option shall be adjusted by dividing the per share exercise price under such Company Stock Option by the Option Exchange Ratio, rounding up to the nearest cent, and (v) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. To the extent that a Company Stock Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to the Assumed Option and the terms and conditions of exercise of the Assumed Option shall be determined in order to comply with Section 424(a) of the Code. To the extent a Company Stock Option is a nonstatutory stock option, the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to the Assumed Option and the terms and conditions of exercise of the Assumed Option shall be determined in order to comply with Section 409A of the Code.
               (ii) In lieu of assuming outstanding Company Stock Options in accordance with Section 1.6(d)(i), Parent may, in its discretion, issue reasonably equivalent replacement stock options in substitution for outstanding Company Stock Options, provided that the number of shares of Parent Common Stock subject to and the per share exercise price under each such replacement option shall be determined in the same manner as set forth in Section 1.6(d)(i).
     1.7 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration payable for each such share of Company Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration payable for each such share of Company Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Company Common Stock.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the

Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     1.8 Surrender of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Company Common Stock to receive the funds to which holders of Company Common Stock shall become entitled pursuant to Section 1.6(a). Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent in immediately available funds the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent; earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the shares of Company Common Stock.
          (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented the outstanding shares of Company Common Stock converted into the right to receive the portion of the Merger Consideration payable for such Company Common Stock, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Certificates. Parent shall use reasonable efforts to cause such mailings to occur no later than three (3) business days after the Effective Time. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to those instructions, the holders of such Certificates formerly representing the Company Common Stock shall be entitled to receive in exchange therefor the portion of the Merger Consideration payable for such shares of Company Common Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective portion of the Merger Consideration to which the record holder of such Certificates is entitled by virtue thereof. Promptly following surrender of any such Certificates and the duly executed letters of transmittal, the Paying Agent shall deliver to the record holders thereof, without interest, the portion of the Merger Consideration to which such holder is entitled upon surrender of said Certificates, subject to the restrictions set forth herein.
          (c) Payments with respect to Unsurrendered Company Common Stock; No Liability. At any time following one day after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration properly delivered in respect of such Company Common Stock to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.
          (d) Transfers of Ownership. If the payment of the portion of the Merger Consideration to which such holder is entitled is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of a portion of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

          (e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
     1.9 No Further Ownership Rights in Company Common Stock. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.
     1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable with respect thereto; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond (at the sole expense of the holder of such Certificates) in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.11 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, whether directly or indirectly), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation will take all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub as follows:
     2.1 Organization and Qualification; Subsidiaries.
          (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
          (b) Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

     2.2 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Company, each as amended to date (together, the “Company Charter Documents”), and the equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.
     2.3 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated herein (collectively, the “Transactions”), subject, with respect to the Merger, to the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than (a) with respect to the Merger, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to, and the receipt of, the Company Stockholder Approval, (b) obtaining the Company Stockholder Approval and (c) the filing of the Certificate of Merger as required by Delaware Law. The affirmative vote of (i) the holders of a majority of the outstanding voting power of Company Common Stock and (ii) the holders of 66 2/3% of the voting power of the Common Shares not “owned” (as defined in Section 203 of the Delaware Law) by the Parent or its “affiliates” or “associates” (as defined in Section 203 of the Delaware Law) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable Legal Requirements (as defined below) and the Company Charter Documents (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms. “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, injunction, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4(b) hereof).
     2.4 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any Encumbrance (as defined below) on any of the properties or assets of the Company or any of its subsidiaries, (ii) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (iii) subject, (A) with respect to the Merger, to the Company Stockholder Approval and (B) to compliance with the requirements set forth in Section 2.4(b), conflict with or violate any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iv) conflict with or violate, or result in any breach, impermissible assignment or non-transferability of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any written, oral, express or implied agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, permit, franchise or other instrument, obligation or commitment or undertaking of any nature (“Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, excluding from the foregoing clauses (i), (iii) or (iv) such Encumbrances, conflicts, violations, breaches, impermissible assignments, non-transferabilities, defaults, impairments, alterations, or rights which would not individually or in the aggregate have a Material Adverse Effect on the Company. For the purposes of this Agreement, “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset).
          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”) and state takeover laws, the rules and regulations of NASDAQ, and the filing of the Certificate of Merger as required by Delaware Law, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not, individually or in the aggregate, be material to the Company or its subsidiaries or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the parties hereto from performing their obligations under this Agreement.
     2.5 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined in Section 4.2) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     2.6 Board Approval. Subject to the terms of Section 4.4(d), the full Board (upon the unanimous recommendation of the Special Committee), by resolutions duly adopted (and such resolutions not thereafter modified or rescinded) as of the date of this Agreement, has unanimously (a) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the stockholders of the Company, and (b) directed that adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that the stockholders of the Company adopt this Agreement.
     2.7 Opinion of Financial Advisor. The Special Committee has been advised in writing by its financial advisor, Bear, Stearns & Co. Inc., that in its opinion, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the stockholders of the Company other than Parent and its affiliates and associates.
     2.8 Financial Advisor. Except for Bear, Stearns & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf the Company. The Company will pay the fees and expenses of Bear, Stearns & Co. Inc. in accordance with the Company’s agreement with such firm.
     2.9 State Takeover Statutes. Other than Section 203 of the Delaware Law, no other state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to, purports to apply or at the Effective Time will be applicable to the Merger, this Agreement or the Transactions.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.
     3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and subject to approval of the Agreement by Parent in its capacity as sole stockholder of Merger Sub, which approval shall be given immediately following execution of the Agreement, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.
     3.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, each as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the material properties or assets of Parent pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties are bound or affected, excluding from the foregoing clauses (ii) or (iii) such conflicts, violations, breaches, defaults, impairments or other effects which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the rules and regulations of NASDAQ, and the filing of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.
     3.4 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.
     3.5 Sufficient Funds. Parent has and will have at the Effective Time sufficient cash or cash-equivalent funds to consummate the Transactions,

including acquiring all of the outstanding shares of Company Common Stock in the Merger.
     3.6 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger contemplated hereby.
     3.7 Ownership of the Company. As of the date hereof and on the record date and on the meeting date for the Stockholders’ Meeting, Parent and its affiliates and associates own beneficially and of record 66,000,100 shares of Company Common Stock. Except as set forth in the preceding sentence, neither Parent nor any of its affiliates or associates owns beneficially or of record any voting securities of the Company or any other securities convertible or exchangeable into voting securities of the Company.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Proxy Statement and Other Filings.
          (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, a Schedule 13E-3 if required under applicable Legal Requirements (which Schedule 13E-3 shall be a joint filing by the Company and Parent), and preliminary proxy materials relating to (i) the Company Stockholder Approval and (ii) the removal of the existing board of directors of the Company and election of directors designated by Parent, which removal and appointment shall be effective upon the failure to obtain the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent and the director nominees as, in the reasonable judgment of the Company, Parent and their respective counsel, may be required or appropriate for inclusion in the Proxy Statement and the Schedule 13E-3 (if applicable), or in any amendments or supplements thereto. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials, the Schedule 13E-3 (if applicable) or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 4.1 also include Parent’s counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.
          (b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Schedule 13E-3 (if applicable) or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 (if applicable) or other filing. The Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, the Schedule 13E-3 (if applicable), this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall include in such response all comments reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13E-3 (if applicable) or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

     4.2 Meeting of Company Stockholders.
          (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law, the rules of NASDAQ and the Company Charter Documents to convene a special meeting of its stockholders for the purpose of considering and taking action with respect to (i) the Company Stockholder Approval (the “Stockholders’ Meeting”) and (ii) the removal of the existing board of directors of the Company and election of directors designated by Parent, which removal and appointment shall be effective upon the failure to obtain the Company Stockholder Approval, to be held as promptly as practicable. Subject to the fiduciary duties of the directors, the Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules and regulations of NASDAQ or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting or to approve this Agreement and the Merger. Subject to the Bylaw Amendment, the Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules and regulations of NASDAQ and all other applicable Legal Requirements.
          (b) Subject to the terms of Sections 4.4(d) and (e): (i) the Board shall unanimously recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger at the Stockholders’ Meeting; (ii) the Proxy Statement shall include (A) the fairness opinion referred to in Section 2.7 and (B) a statement to the effect that the Board has unanimously recommended that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in any manner adverse to Parent, the unanimous recommendation of the Board that the Company’s stockholders vote in favor of the Company Stockholder Approval. For purposes of this Agreement, said recommendation of the Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous. Following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), Parent agrees not to take any action in its capacity as stockholder of the Company that would cause the Company not to be in compliance with this Section 4.2(b).
          (c) At the Stockholders’ Meeting, Parent shall vote, and shall cause each of its affiliates to vote, all Common Shares owned beneficially or of record by Parent, Merger Sub or any of Parent’s affiliates, in favor of the adoption of this Agreement and approval of the Merger, and any other matter to be approved by the holders of the Common Shares pursuant to the terms hereof and in connection with the Merger.
     4.3 Confidentiality; Access to Information.
          (a) The parties acknowledge that Parent and the Company have previously executed a letter agreement, dated as of September 22, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause their respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers, and financial advisors) to hold any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms thereof.
          (b) The Company shall: (i) afford Parent and its accountants, counsel, advisors and other representatives reasonable access, upon reasonable notice, to the properties (including for the purpose of performing such environmental tests and investigations as Parent may desire), books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request, and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.
          (c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.
     4.4 No Solicitation.
          (a) No Solicitation. The Company and its subsidiaries shall not, nor shall they permit any of their respective officers and directors (or authorize any affiliates of any such officers and directors), affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by (or otherwise working on behalf of) the Company or any of its subsidiaries (collectively, “Representatives”) to directly or indirectly: (i) solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 4.4(h)(i)) with respect to the Company or any of its subsidiaries, (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action (including granting any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its subsidiaries other than as contemplated by this Agreement) to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or any of its subsidiaries, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to the Company or any of its subsidiaries, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to the Company or any of its subsidiaries (except to the extent specifically permitted pursuant to Section 4.4(d)), or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to the Company or any of its subsidiaries. The Company and its subsidiaries will immediately cease, and will cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.
          (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (but in no event more than 1 business day) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide to Parent a copy of such Acquisition Proposal, request or inquiry if made in writing or a written summary of the material terms and conditions of such Acquisition Proposal, including the identity of the person or group making any such Acquisition Proposal, to the extent not made in writing. The Company shall provide to Parent as promptly as practicable (but in no event more than 1 business day thereafter) notice setting forth material amendments or proposed material amendments of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials, if any, setting forth such amendments.
          (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 4.4, in the event that the Company or any of its subsidiaries receives a bona fide written Acquisition Proposal from a third party that is not solicited or otherwise procured in violation of Section 4.4(a) that the Special Committee has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to lead to, a Superior Offer (as defined in Section 4.4(h)(ii)), it may then take the following actions (but only if and to the extent that the Special Committee concludes in good faith, after receipt of advice of its outside legal counsel and financial adviser, that failing to take such actions is reasonably likely to be a violation of directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirements):
               (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) it receives from the third party an executed confidentiality and standstill agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement; and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

               (ii) Engage in negotiations and discussions with the third party with respect to the Acquisition Proposal.
          (d) Change of Recommendation in Connection with a Superior Offer. In response to receipt of a Superior Offer, the Board (upon recommendation of the Special Committee) and/or the Special Committee may change, withhold, withdraw, amend or modify its recommendation in favor of the Agreement and the Merger, and, in the case of a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board (upon recommendation of the Special Committee) or the Special Committee, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iii) are met and the Board (upon recommendation by the Special Committee) or the Special Committee has concluded in good faith, after receipt of advice of its outside legal counsel and financial adviser, that failing to make such Change of Recommendation is reasonably likely to be a violation of directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirements:
               (i) A Superior Offer with respect to the Company has been made and has not been withdrawn;
               (ii) The Stockholders’ Meeting has not occurred; and
               (iii) The Company shall have (A) provided to Parent five business days prior written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that the Board or the Special Committee, as the case may be, intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of the relevant proposed transaction agreements and (C) during such five business day period, engaged in good faith negotiations to amend this Agreement in a manner as would enable the Company to proceed with the Board’s recommendation to the Company’s stockholders in favor of the Company Stockholder Approval with respect to this Agreement, as it may be amended (and the Company shall make the Chairman of its Special Committee and its senior executives available for discussions with Parent).

          (e) Change of Recommendation Not in Connection with a Superior Offer. If the Board (upon recommendation by the Special Committee) or the Special Committee, in each case not in connection with receipt of a Superior Offer or an Acquisition Proposal, has concluded in good faith, after receipt of advice of its outside legal counsel and financial adviser, that failing to make such Change of Recommendation is reasonably likely to be a violation of the directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirements, the Board and/or the Special Committee, as the case may be, may make a Change of Recommendation.
          (f) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.
          (g) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.4(d).
          (h) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Acquisition Proposal” shall mean any offer or proposal (whether written, oral or otherwise), relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the

Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and
               (ii) “Superior Offer” means a bona fide written offer that is not solicited or otherwise procured in violation of Section 4.4(a) that is made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which, if adopted and approved, the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger (as they may be amended in accordance with Section 4.4(d)(iii)(D)) and is reasonably capable of being consummated if adopted and approved and for which financing, to the extent required, is then fully committed or reasonably determined by the Special Committee to be available to consummate such a transaction.
          (i) Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     4.5 Public Disclosure.
          (a) The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither Parent nor the Company shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without consulting in advance with the other party to the extent reasonably practicable; provided that the Company or the Board (or any committee thereof) may issue any press release or other public announcement pursuant to and consistent with Sections 4.4(d) and (e) without consulting with Parent.
          (b) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.
     4.6 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article V to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, subject to the fiduciary duties of its Board, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use all reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.
     4.7 Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Transactions, the Company and the members of the Board shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
     4.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company Common Stock are not U.S. real property interests.
     4.9 Company Stock Option Plan; Company ESPP.
          (a) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the 2000 Stock Incentive Plan of the Company (the “Company Stock Option Plan”) an appropriate notice setting forth such participants’ rights pursuant to the Assumed Options (or replacement options permitted by Section 1.6(d)(ii)), as provided in Section 1.6(d).
          (b) Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options (or replacement options permitted by Section 1.6(d)(ii)) and to file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Assumed Options or replacement options to be listed on NASDAQ. As soon as reasonably practicable after the Effective Time or, if sooner, the termination of this Agreement in accordance with its terms, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (c) Prior to the Effective Time, the Company shall, in accordance with the requirements of the Company’s Employee Stock Purchase Plan (the “Company ESPP”), take all actions that are necessary to (i) cause the ending date of the then current Purchase Period under the Company ESPP (as such term is defined therein) to occur on or before the last trading day prior to the Effective Time (the “Final Purchase Date”), (ii) cause all then existing offerings under the Company ESPP to terminate immediately following the purchase on the Final Purchase Date, (iii) suspend all future offerings that would otherwise commence under the Company ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the Company ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP.
          (d) The Company shall take all such action, including the adoption of any necessary resolutions by the Board or any appropriate committee thereof, necessary or appropriate to effect the transactions contemplated by this Section 4.9.
     4.10 Indemnification of Directors and Officers.
          (a) All rights to indemnification, exculpation and advancement of expenses existing in favor of those persons who are or were directors and officers of the Company and its subsidiaries (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company Charter Documents (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed and fully complied with by the Surviving Corporation, and Parent shall take all action necessary to cause the Surviving Corporation to observe such rights, to the fullest extent permitted by Delaware Law and Parent hereby guarantees the payment obligations, if any, of the Surviving Corporation to the Indemnified Persons pursuant to such rights, subject to applicable Legal Requirements.
          (b) The obligations of Parent and the Surviving Corporation under this Section 4.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 4.10 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 4.10 applies shall be third party beneficiaries of this Section 4.10).
          (c) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws of the Surviving Corporation in any manner that would adversely affect the rights thereunder of the Indemnified Persons. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 4.10.
          (d) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement or “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy to provide those persons who are currently covered by such policy with liability insurance coverage in an amount and scope at least as favorable to such persons as the Company’s existing coverage for six (6) years following the Effective Time; provided, however, that if such “tail” policy is not available at a cost not greater than two hundred percent (200%) of the annual premiums paid as of the date hereof under the Company’s existing coverage (the “Insurance Cap”), then the Company shall obtain as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.
     4.11 Board of Directors.
          (a) Prior to or simultaneously with the execution and delivery of this Agreement: (i) the Board shall have adopted the amendment to the Company’s bylaws attached hereto as Exhibit A (the “Bylaw Amendment”); (ii) the Board shall have fixed the number of directors on the Board at nine (9); (iii) Dr. Muoi V. Tran shall resign from the Board effective immediately; and (iv) the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to appoint as directors Joseph Y. Liu, Robert Shih, Chieh Chang, Leonard J. Leblanc, and Jesse W. Jack.
          (b) Parent acknowledges and agrees that following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), and until the termination of this Section 4.11 pursuant to Section 4.11(e), the approval of a majority of the Special Committee Directors (as defined below) shall be required to authorize: (i) any amendment to or termination of this Agreement by the Company; (ii) any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub; (iii) any waiver of compliance with any covenant of Parent or Merger Sub or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement; (iv) any Change of Recommendation (as defined in Section 4.4(d)) by the Board; (v) any other consent or action by the Board with respect to this Agreement, or any of the Transactions; and (vi) the filling of any vacancies on the Special Committee. “Special Committee Directors” shall mean Hobart Birmingham, Stewart Personick and David Warnes.
          (c) Following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), until the termination of this Section 4.11 pursuant to Section 4.11(e), Parent agrees not to take any action in its capacity as stockholder of the Company that is reasonably likely to materially and adversely affect the supermajority voting requirements of the Board as set forth in Section 4.11(b) and in the Bylaw Amendment, and the delegation of authority to the Special Committee pursuant to the Bylaw Amendment or otherwise.
          (d) Following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), until the termination of this Section 4.11 pursuant to Section 4.11(e), Parent agrees (i) not to vote in its capacity as stockholder of the Company to remove the members of the Special Committee from the Board or the Special Committee, or amend the Company’s bylaws and (ii) at any election of directors to vote to reelect the members of the Special Committee; provided, however, that nothing in this Section 4.11, or this Agreement, or the Bylaw Amendment shall be deemed or construed as limiting or preventing Parent from voting its shares of Company Common Stock at the Stockholders’ Meeting in favor of the election of persons designated by it to be directors of the Company, or the Merger and this Agreement.

          (e) The provisions of this Section 4.11 shall terminate and be of no further force and effect immediately upon the earlier of (i) any termination of this Agreement in accordance with its terms and (ii) the Effective Time.
ARTICLE V
CONDITIONS TO THE MERGER
     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Legal Requirements:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the imposition of any such statute, rule, regulation, executive order, decree, injunction or other order or the failure of any the foregoing to be resisted, resolved or lifted, as applicable.
          (c) Governmental Approvals. All applicable clearances of Governmental Entities under any applicable material foreign or other Legal Requirements (including other antitrust laws) in connection with this Agreement and the transactions contemplated hereby (including the Merger) (other than the filing of the Certificate of Merger) shall have been obtained, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.
     5.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct at and as of the Closing Date as would not have, in each case or in the aggregate, a Material Adverse Effect on Parent (it being understood and agreed that, all materiality qualifications and other qualifications based on the word “material”, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.
     5.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in each case or in the aggregate, a Material Adverse Effect on the Company as of the Closing Date (it being understood and agreed that, all materiality qualifications and other qualifications based on the word “material”, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded and any purported update of or modification to the Company Disclosure Letter made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.
ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER
     6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:
          (a) by mutual written consent of the Company and Parent;
          (b) by either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
          (c) by either the Company or Parent if any Legal Requirement makes consummation of the Merger illegal or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
          (d) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement;
          (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1(e) for 30 days after delivery of written notice from the Company to Parent of such breach or inaccuracy, provided Parent continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(e) if it shall have materially breached this Agreement or if such breach or inaccuracy by Parent is cured during such 30-day period);
          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 6.1(f) for 30 days after delivery of written notice from Parent to the Company of such breach or inaccuracy, provided the Company continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(f) if such breach or inaccuracy by the Company is cured during such 30-day period); or
          (g) by Parent if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) there is a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Company Common Stock vote in favor of the adoption of this Agreement; (iii) the Special Committee shall have approved or recommended any Acquisition Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Special Committee recommends rejection of such tender or exchange offer, or the Special Committee shall subsequently amend or change its recommendation in a manner adverse to Parent; or (v) the Company shall have willfully and materially breached Section 4.4; provided, however, that in the event any such action by the Company (not just the Special Committee) that would otherwise constitute a Triggering Event shall not be considered a Triggering Event if such action was approved by any of the directors of the Board designated by Parent.
     6.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under and in accordance with Section 6.1 will be effective immediately upon (subject to, in the case of Section 6.1(e) or Section 6.1(f), if the proviso therein is applicable, prior delivery of notice of the breach or inaccuracy 30 days prior to notice of termination) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 4.3(a), Section 4.10 (other than Parent’s guarantee of the obligations of the Company contained therein), this Section 6.2, Section 6.3 and Article VII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     6.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

     6.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.
     6.5 Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any condition set forth in Section 5.1(a) may not be waived without the express written consent of Parent and the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall terminate and be of no further force or effect at, and as of, the Effective Time, and only the covenants and agreements of the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time.
     7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(a) if to Parent or Merger Sub, to:
Oplink Communications, Inc.
46355 Landing Parkway

Fremont, California 94538
Attention: Chief Executive Officer
Telephone No.: (510) 933-7200
Telecopy No.: (510) 933-7300
with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Carmen Chang, Esq.
Scott Anthony, Esq.
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811
(b) if to the Company, to:
Optical Communication Products, Inc.
6101 Variel Avenue
Woodland Hills, California 91367
Attention: Philip F. Otto
Telephone No.: (818) 251-7100
Telecopy No.: (818) 251-7111
with a copy to:
Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, Twenty-fifth Floor
Los Angeles, California 90071
Attention: Kenneth R. Bender, Esq.
Telephone No.: (213) 683-6000
Telecopy No.: (213) 996-3060
     7.3 Interpretation.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” As used herein, an item shall be deemed to have been “furnished” to Parent if such item has been sent to Parent or its representatives, provided to Parent or its representatives or made available to Parent or its representatives for review, in a data room or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (b) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any person, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such person, taken as a whole with its subsidiaries, other than any Effect primarily resulting from (A) changes affecting the United States or world economy generally which changes do not disproportionately affect such person taken as a whole with its subsidiaries when compared to other companies in the same industry, (B) changes affecting the industry in which such person and its subsidiaries operate generally which changes do not disproportionately affect such person taken as a whole with its subsidiaries, (C) a change in such person’s stock price or the trading volume in such stock, as applicable (provided that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume), (D) acts of terrorism or war which changes do not disproportionately affect such person taken as a whole with its subsidiaries when compared to other companies in the same industry, (E) resulting from the announcement of this Agreement and the transactions contemplated hereby (including suspension or delay of customer orders, the threat of suspension of future customer orders, a slowdown in the rate of new orders from existing channels or the suspension of supplier relationships), (F) a failure to meet internal or published revenue or earnings predictions for such person for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that this clause (F) shall not exclude the revenues or earnings of such person itself, as applicable, or any Effect which may have affected such person’s revenues or earnings, as applicable), or (G) changes in applicable laws or in United States generally accepted accounting principles first publicly disclosed after the date hereof; or (ii) materially and adversely affect the necessary corporate power and authority of such entity to consummate the Transactions or Merger in accordance with the terms of this Agreement and applicable Legal Requirements.
          (c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          (d) For purposes of this Agreement, the term “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.
          (e) For purposes of this Agreement, the terms “subsidiary” and “subsidiaries” with respect to any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any subsidiary of such party is a general partner (excluding partnerships in which such party or any subsidiary of such party does not have a majority of the voting interest of such partnership).
          (f) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

     7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     7.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement as modified by Section 4.4(a); and (b) are not intended to confer, and shall not be construed as conferring, upon any other person any rights or remedies hereunder provided that (A) the Indemnified Persons shall be third party beneficiaries of Section 4.10 and (B) the Special Committee Directors shall be third-party beneficiaries of Section 4.11 until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time. Notwithstanding the foregoing, no rights of any third party beneficiaries shall interfere with, limit or constrain in any manner the rights of any party hereto to terminate or amend this Agreement in accordance with its terms.
     7.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     7.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (and any appellate courts therefrom), or if such jurisdiction shall be unavailable, any court in the State of Delaware and the Federal courts of the United States of America, each located within New Castle County in the State of Delaware, solely in respect of the interpretation, application and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery in the State of Delaware or, if jurisdiction is not available in the Court of Chancery, any other Delaware state court or Federal court, each located in New Castle County, Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware.
     7.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     7.10 Assignment. No party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     7.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

OPLINK COMMUNICATIONS, INC.
By:	/s/ Joseph Y. Liu
	Name:	Joseph Y. Liu
	Title:	President and Chief Executive Officer

OPLINK ACQUISITION CORPORATION
By:	/s/ Joseph Y. Liu
	Name:	Joseph Y. Liu
	Title:	President and Chief Executive Officer

OPTICAL COMMUNICATION PRODUCTS, INC.
By:	/s/ Philip F. Otto
	Name:	Philip F. Otto
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A
Bylaw Amendment

AMENDMENT NUMBER TWO TO
BYLAWS
OF
OPTICAL COMMUNICATION PRODUCTS, INC.
a Delaware corporation
     This is to certify that I am the duly elected, qualified and acting Secretary of Optical Communication Products, Inc., a Delaware corporation (the “Company”), and that, by action at a meeting of the Company’s Board of Directors held on June 19, 2007, the Bylaws of the Company were amended and restated to add Article X as follows:
ARTICLE X
MERGER AGREEMENT WITH OPLINK COMMUNICATIONS
     Section 1. Merger Agreement. Reference is made to that certain Agreement and Plan of Merger, dated as of June 19, 2007 (the “Agreement”) by and among the corporation, Oplink Communications, Inc., a Delaware corporation (“Parent”) and Oplink Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used and not otherwise defined in this Article X shall have their respective meanings as set forth in the Agreement. Reference is also made to the special committee of disinterested directors of the corporation (the “Special Committee”) comprised of Hobart Birmingham, Stewart Personick, and David Warnes (the “Special Committee Directors”).
     Section 2. Special Committee Delegation. From the effective date of this Article X until the Effective Time, the power of the Board of Directors to take the following actions is, to the fullest extent permitted by law, delegated to the Special Committee in addition to all powers previously delegated: (i) authorize the taking of any action on behalf of the corporation in connection with the Agreement, including, without limitation, action (A) to amend, terminate or enforce the Agreement; (B) to authorize any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub; (C) to waive the compliance with any covenant by Parent or Merger Sub or any condition to any obligation of the corporation or waive any right of the corporation under the Agreement; and (D) to authorize a Change of Recommendation; (ii) approve and pay all transaction expenses incurred by the corporation or the Special Committee in connection with the Agreement and the transactions contemplated thereby; or (iii) to fill any vacancies on the Special Committee.
     Section 3. Supermajority Approval. Notwithstanding any other provision of these Bylaws, from the effective date of this Article X until the Effective Time, the Board of Directors of the corporation shall not, without the approval of at least eight directors: (i) authorize the taking of any action on behalf of the corporation in connection with the Agreement, including, without limitation, action (A) to amend, terminate or enforce the Agreement; (B) to authorize any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub; (C) to waive the compliance with any covenant by Parent or Merger Sub or any condition to any obligation of the corporation or waive any right of the corporation under the Agreement; (D) to authorize a Change of Recommendation; (ii) authorize any action inconsistent with or in contravention of the Agreement, or any of the transactions contemplated thereby; (iii) change or remove any of the current or future financial and legal advisors to the Special Committee or the corporation or retain any new legal counsel for the corporation; (iv) change or remove any member of corporation’s senior management team, including but not limited to the Chief Executive Officer, the Chief Financial Officer, the Controller, L.C. Chiu, David Jenkins, Jacob Tarn or Terry Basehore; (v) terminate or change the composition of, or terminate the existence of the following committees of the Board of Directors: the Special Committee, the audit committee, the compensation committee and the special stock option committee (provided that any action by the compensation committee or the special stock option committee shall be subject to further approval by the Board of Directors); (vi) amend, or propose to adopt amendments inconsistent or in contravention with, the charter documents of any committee to the Board of Directors; (vii) change or remove the corporation’s auditors; (viii) change the composition of the Special Committee or the number of directors of the corporation (ix) amend or repeal this Article X of the Bylaws, (x) change the date, time or place for the Stockholders’ Meeting or authorize or approve any adjournment of such meeting, or (xi) create, authorize or otherwise empower any new committee of the Board of Directors. The requirement of a supermajority vote for certain actions is not intended to limit the power of the Special Committee to take those actions to the extent that the power has been delegated to the Special Committee.
     Section 4. Amendment. Notwithstanding Article IX or anything else in these Bylaws to the contrary, neither Section 2 of Article III of these Bylaws nor this Article X may be repealed or amended by stockholders without the approval of the holders of at 80% of the outstanding shares of stock of the corporation.
     Section 5. Termination. Notwithstanding Article IX or anything else in these Bylaws to the contrary, the provisions of this Article X shall terminate and be of no further force and effect upon the earliest to occur of (i) termination of the Agreement in accordance with its terms and (ii) the Effective Time.
     IN WITNESS WHEREOF, I have hereunto set my hand as of June 19, 2007.

By:	/s/ Frederic T. Boyer
Frederic T. Boyer
Senior Vice President,
Chief Financial Officer and Secretary